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                                                                    EXHIBIT 16.1

February 27, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 4 of DrugMax, Inc.'s Form 8-K/A dated February 5, 2003, and have the following comments:

1. We agree with the statement made in the first paragraph, the statement made in the first sentence of the second paragraph and the statements made in the third, fourth and fifth paragraphs of the Form 8-K/A.

2. We have no basis on which to agree or disagree with the statements made in the remainder of the Form 8-K/A.

Yours truly,

/s/ DELOITTE & TOUCHE LLP